Filed Pursuant to Rule 424(b)(5)

Registration No. 333-251614

Prospectus Supplement

(To Prospectus dated January 6, 2021)

$9,152,176

Common Stock

This prospectus supplement amends and supplements the information in the prospectus, dated January 6, 2021, filed as part of our registration statement on Form S-3 (File No. 333-251614), which we refer to as the sales agreement prospectus. The sales agreement prospectus related to the offer and sale of shares of our common stock, $0.0001 par value per share, having an aggregate offering price of up to $30,000,000 pursuant to the At Market Issuance Sales Agreement, or the sales agreement, we previously entered into with B. Riley Securities, Inc. and H.C. Wainwright & Co., LLC, dated December 22, 2020. This prospectus supplement should be read in conjunction with the sales agreement prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the sales agreement prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the sales agreement prospectus and any future amendments or supplements thereto and any documents incorporated by reference therein.

Through April 25, 2022, we have sold $494,597 of shares of our common stock in accordance with the sales agreement under the sales agreement prospectus. We are filing this prospectus supplement to amend and supplement the sales agreement prospectus because we are now subject to General Instruction I.B.6 of Form S-3, which limits the amounts that we may sell under the registration statement of which this prospectus supplement and the sales agreement prospectus are a part. After giving effect to these limitations and the current public float of our common stock, we currently may offer and sell from and after the date hereof shares of our common stock having an aggregate offering price of up to $9,152,176 under the sales agreement. If our public float increases such that we may sell additional amounts under the sales agreement and the registration statement of which this prospectus supplement and the sales agreement prospectus are a part, we will file another amendment prior to selling such additional amounts.

Our common stock is listed on The Nasdaq Capital Market under the symbol “EVOK.” The aggregate market value of our common stock held by non- affiliates as of April 26, 2022 pursuant to General Instruction I.B.6 of Form S-3 is $27,459,276, which was calculated based on 31,929,391 shares of our common stock outstanding held by non-affiliates as of March 31, 2022 and a price of $0.86 per share, the closing price of our common stock on April 26, 2022. We have not offered or sold any securities pursuant to General Instruction I.B.6 of Form S-3 during the prior 12 calendar month period that ends on and includes the date hereof.

Investing in our securities involves risks. See “Risk Factors” on page 6 of the sales agreement prospectus and in the documents incorporated by reference in this prospectus supplement and the sales agreement prospectus for a discussion of the factors you should carefully consider before deciding to purchase our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the sales agreement prospectus, this Amendment or the accompanying prospectus. Any representation to the contrary is a criminal offense.

B. Riley Securities	H.C. Wainwright

April 26, 2022